September 8, 2011

Board of Directors
Remmington Enterprises, Inc.
Las Vegas, Nevada

Dear Sirs:

We hereby consent to the incorporation in Remmington Enterprises, Inc.’s Registration Statement on Form S-1 of our audit report dated September 8, 2011, relating to the Financial Statements as of July 31, 2011.

/s/ Weaver Martin & Samyn, LLC